Exhibit 3.47

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:20 PM 05/30/2012
FILED 10:20 PM 05/30/2012
SRV 120667916 - 5162222 FILE

CERTIFICATE OF FORMATION

OF

ENERGY ALTERNATIVES WHOLESALE, LLC

The undersigned, being of full age, for the purpose of organizing a limited liability company under the Delaware Limited Liability Company Act, Title 6, Chapter 18 of the Delaware Laws Annotated, and acts amendatory thereto, does hereby adopt, sign and execute the following Certificate of Formation.

ARTICLE I

Name

The name of the limited liability company is “Energy Alternatives Wholesale, LLC”.

ARTICLE II

Registered Office/Agent

The name and address of Energy Alternatives Wholesale, LLC’s registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, I have set my hand this 30th day of May, 2012.

/s/ Catherine L. Sjoberg
Catherine L. Sjoberg, Authorized Person